
MutualFirst
Financial Inc.

2019 Annual Meeting

5.1.2019

MutualFirst Financial Inc.

20th Annual Meeting

MutualBank

130th Annual Meeting

Forward Looking Statement

This presentation contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may appear in a number of places in this presentation and include statements regarding the intent, belief, outlook, estimate or expectations of the company, its directors or its officers primarily with respect to future events and the future financial performance of the company, including but not limited to preliminary estimated ProForma combined financial information. Readers of this presentation are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risk and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. These factors include, but are not limited to, the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; regulatory changes; or other risk factors discussed in the latest SEC form 10-k.

The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Retiring Directors



Jim Rosema

Retiring Secretary



Rosalie Petro

New Secretary



Melissa Greer


2018 in Review


BEST PLACES TO WORK IN INDIANA
2018







Financials

Balance Sheet

(in thousands)

	2016	2017	2018	3/31/2019
Total Assets	$1,553,133	$1,588,932	$2,049,313	$2,064,141
Investment Securities, AFS	249,913	277,378	370,875	373,937
Net Loans	1,157,120	1,167,758	1,482,662	1,490,729
Deposits	1,153,382	1,202,034	1,519,225	1,559,771
Borrowings	244,780	221,395	310,485	277,459
Stockholders' Equity	140,038	150,282	202,363	211,164

Income Statement (For Year Ended)

(in thousands)

	2016	2017	2018
Net Interest Income	$44,555	$48,257	$63,103
Provision for Loan Losses	850	1,220	2,120
Non-Interest Income	19,422	18,076	19,574
Non-Interest Expense	45,500	46,005	58,733
Income Tax Expense	4,386	6,793	2,960
Net Income	$13,241	$12,315	$18,864

1st Qtr Income Statement

(in thousands)

	2017	2018	2019
Net Interest Income	$11,713	$13,584	$16,042
Provision for Loan Losses	200	450	475
Non-Interest Income	4,124	4,435	5,085
Non-Interest Expense	11,406	12,977	14,559
Income Tax Expense	1,025	585	855
Net Income	$3,206	$4,007	$5,238

Financial Ratios (For Year Ended)

	2016	2017*	2018**
Diluted Earnings Per Share	$1.76	$1.91	$2.43
Return on Assets	0.87%	0.91%	1.07%
Return on Tangible Equity	9.56%	9.90%	12.85%
Margin	3.17%	3.27%	3.47%
Efficiency Ratio	71.12%	69.35%	68.16%
Non-Performing Loans	0.46%	0.44%	0.61%
Tangible Common Equity	8.89%	9.35%	8.72%

**Without one-time tax charge*

***Without one-time merger expenses*

1st Qtr Financial Ratios

	2017	2018	2019
Diluted Earnings Per Share	$0.43	$0.50	$0.60
Return on Assets	0.82%	0.93%	1.02%
Return on Tangible Equity	9.23%	10.53%	11.73%
Margin	3.21%	3.35%	3.35%
Efficiency Ratio	72.02%	72.02%	68.91%
Non-Performing Loans	0.41%	0.41%	0.43%
Tangible Common Equity	9.07%	8.27%	9.10%


Looking Forward

Continued Strategic Plan Focus



Extending & expanding strategic plan through 2022

Addition of new focus areas to improve performance even greater



Growth Markets

- Indy Metro
- Bloomington
- Fort Wayne
- South Bend
- Elkhart


MutualFirst
Financial Inc.

2019 Annual Meeting

5.1.2019